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                                                                       EXHIBIT 5




                               February 14, 1996



Board of Directors
Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia 30084

         Re:     Eagle Bancshares, Inc. (File No. 0-14379)
                 Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Eagle Bancshares, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 322,500 shares (the "Shares") of common stock, par value $1.00 per share, of the Company. The Shares include (i) 200,000 shares (the "1995 Plan Shares") which are issuable in connection with the Eagle Bancshares, Inc. 1995 Employees Stock Incentive Plan (the "1995 Plan"); (ii) 51,500 shares (the "Directors Plan Shares") which are issuable in connection with the First Amended and Restated Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan (the "Directors Plan"); (iii) 3,000 shares which have been issued pursuant to the exercise of an option granted pursuant to the Directors Plan and are offered for the account of a selling stockholder pursuant to the reoffer prospectus filed as an exhibit to the Registration Statement (the "Reoffer Prospectus"); (iv) 4,000 shares (the "Retirement Plan Shares") which are issuable in connection with the First Amended and Restated Tucker Federal Savings and Loan Association Directors' Retirement Plan (the "Retirement Plan"); (v) 4,000 shares which have been issued pursuant to the Retirement Plan and are offered for the account of a selling stockholder pursuant to the Reoffer Prospectus; (vi) an aggregate of 60,000 shares which have been issued in connection with certain stock restriction agreements and which are offered for the account of certain selling stockholders pursuant to the Reoffer Prospectus. The 3,000 shares, 4,000 shares and 60,000 shares offered for the account of the selling stockholders pursuant to the Reoffer Prospectus hereinafter are referred to collectively as the "Resale Shares." The 1995 Plan, the Directors Plan and the Retirement Plan hereinafter are referred to collectively as the "Plans."





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Board of Directors
Eagle Bancshares, Inc.
February 14, 1996
Page 2


         The opinions hereinafter set forth are given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinions rendered by this firm consist of the matters set forth in numbered paragraphs (1) through
(4) below (our "Opinions"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including without limitation the Plans and certain stock restriction agreements. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.





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Board of Directors
Eagle Bancshares, Inc.
February 14, 1996
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         Based upon and subject to the foregoing, we are of the Opinion that:

         (1) the 1995 Plan Shares, when issued in accordance with the terms of the 1995 Plan against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and nonassessable;

         (2) the Directors Plan Shares, when issued in accordance with the terms of the Directors Plan against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and nonassessable;

         (3) the Retirement Plan Shares, when issued in accordance with the terms of the Retirement Plan against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and nonassessable; and

         (4) the Resale Shares to be offered and sold pursuant to the Reoffer Prospectus are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to our name under the caption "Legal Matters" in the Reoffer Prospectus.

                                        Very truly yours,





                                        LONG, ALDRIDGE & NORMAN, LLP